Exhibit 10.16

Summary of Cash Bonus Arrangement with Timothy E. Lang

Timothy Lang currently serves as an executive officer of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”), and is one of MicroStrategy’s “named executive officers” as defined in Item 402 of Regulation S-K. In connection with the commencement of Mr. Lang’s employment with the Company in August 2014, the Company issued, and Mr. Lang accepted, an offer letter providing, among other things, that Mr. Lang is eligible to receive an annual, discretionary bonus of up to $200,000 less applicable withholdings. In addition, the letter provides that MicroStrategy will guarantee payment of 50% of his annual, discretionary bonus for 2014, amounting to $100,000, to be paid at the time of the Company’s normal bonus cycle, if Mr. Lang is in good standing with MicroStrategy at the time of payment.